Exhibit 15.1

Deloitte & Co. S.A. Florida 234, 5° piso C1005AAF Ciudad Autónoma de Buenos Aires Argentina Tel.: (+54-11) 4320-2700 Fax: (+54-11) 4325-8081/4326-7340 www.deloitte.com/ar

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in registration statements No. 333-201602 and 333-211835 on Form S-8 and No. 333-225731 on Form F-3 of our reports dated March 22, 2019, relating to (1) the consolidated financial statements of Globant S.A. and (2) the effectiveness of Globant S.A.’s internal control over financial reporting, appearing in the annual report on Form 20-F of Globant S.A. for the year ended December 31, 2018.

/s/ Deloitte & Co. S.A.

City of Buenos Aires, Argentina
March 29, 2019

Deloitte refers to one or more of Deloitte Touche Tohmatsu Limited, a UK private company limited by guarantee (“DTTL”), its network of member firms, and their related entities. DTTL and each of its member firms are legally separate and independent entities. DTTL (also referred to as “Deloitte Global”) does not provide services to clients. Please see www.deloitte.com/about for a more detailed description of DTTL and its member firms.

Deloitte Touche Tomatsu Limited is a private Company limited by guarantee incorporated in England & Wales under Company number 07271800, and its registered office is Hill House, 1 Little new Street, London, EC4a, 3TR, United Kingdom.